Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of October 5, 2006 by and between Assured Guaranty Ltd.,(“AGL”) a Bermuda company , Assured Guaranty Corp., (“AGC”) a Maryland corporation (collectively referred to as the “Company”), and Robert Bailenson (the “Executive”).

WHEREAS, the Company desires to employ the Executive under the terms and conditions set forth below; and

WHEREAS, the Executive wishes to accept such employment under such terms and conditions.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (the “Parties”) hereby agree as follows:

1.         Employment

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the term of this Agreement as set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon such other terms and conditions as are hereinafter stated.

2.         Term and Place of Performance

(a)                      The term of Executive’s employment under this Agreement shall commence as of the date of this Agreement (the “Commencement Date”) and shall continue, subject to the terms and conditions of this Agreement, until terminated by any party on written notice to the other parties.

(b)                     Executive shall perform his duties for AGL primarily at AGL’s offices in Bermuda. Executive shall perform his duties for AGC primarily at AGC’s offices in the New York City metropolitan area.

(c)                      The obligations of the Company under this Agreement shall be contingent upon the maintenance of a work permit by the Government of Bermuda and any other permits required by the Government of Bermuda. The maintenance of such permits throughout the term of this Agreement shall be a continuing condition to the Company’s obligations under this Agreement. If such permits are not maintained the Company may terminate Executive’s employment or permit Executive to perform his duties to AGL at some location outside of Bermuda. If Executive has used his best efforts to maintain the permits and they are terminated or revoked by the Government of Bermuda, and his employment is terminated then the Executive shall be entitled to the benefits provided for Termination Without Cause under Section 10(e).

3.         Positions, Duties. and Time Devoted to the Company & Its Affiliates

(a)                      During the term of the Agreement, the Executive shall be employed as the Chief Accounting Officer of AGL and Chief Accounting Officer of AGC, or such other senior financial position as designated by the chief executive officer of AGL, with such powers and duties normally attendant to such offices and such other duties as may be assigned to the Executive. Executive shall answer to and be subject to the direction of the chief financial officer or the chief executive officer of AGL.

(b)                     The Executive agrees to remain in the employ of the Company during the term of this Agreement, to devote his full business time exclusively to the business affairs of the Company, and to perform his duties faithfully. Subject to the demands of his position with the Company, the Executive shall be permitted to:

(i)                         deliver lectures and fulfill speaking engagements; and

(ii)                      engage in industry, charitable and community activities; provided, however, that any expenses, such as for travel, incurred by the Executive in connection with such activities shall be for the personal account of the Executive and shall not be reimbursed by the Company, unless based on managements’ view it is done for the overall benefit of the Company in forwarding its image, business abilities or quality of staff.

(c)                      AGL and AGC will fund the salary and other compensation and benefits under this Agreement specified above in proportion to the percentage of time executive performs work for each company.

4.         Salary

For services rendered by the Executive to the Company during the term of this Agreement while he is employed by the Company, the Executive shall be paid a minimum annual base salary equal to Executive’s current annual salary.

5.         Reserved

6.         Annual Performance Incentive Plan

Executive shall be eligible to participate in the Company’s annual incentive program.

7.         Long-Term Incentive Awards

Annual Long-Term Incentive Awards—Executive will be eligible to participate in the AGL Long Term Incentive Plan or similar future plans (“LTIP”). The amount of any award made to Executive under LTIP will be based on the profitability of the Company and Executive’s performance and will be subject to the discretion of the Compensation Committee of AGL’s Board of Directors. All Long-Term Incentive awards will be subject to the terms and conditions of the LTIP.

8.             Employee Benefits

(a)                 During the term of his employment, the Executive shall be entitled to participate in AGC’s employee benefits programs consistent with such benefits offered to its employees generally, subject to satisfaction of all eligibility requirements of general applicability and all other terms and conditions of the plans.

(b)                The Executive shall be entitled to vacation as generally provided to AGC’s officers and employees.

9.             Business Expense Reimbursement and Perquisites

(a)                      During the term his employment, the Executive shall be entitled to be reimbursed by Company for all reasonable out-of-pocket travel and entertainment expenses incurred by him in performing services under this Agreement, provided that the Executive submits reasonable documentation with respect to such expenses.

(b)                     During the term of his employment, Executive shall be entitled to reimbursement for the reasonable cost of tax preparation and financial planning services.

(c)                      The Executive shall be entitled to reimbursement for reasonable initiation and annual dues at a club of his selection in the New York City metropolitan area, as approved by the Chief Executive Officer.

(d)                     The Executive shall be entitled to other perquisites as generally made available to senior officers of AGC.

(e)                      The Executive shall be indemnified by the Company in accordance with AGL’s and AGC’s By-laws, Articles of Incorporation and other governing documents.

(f)                        This agreement includes the Gross –Up provisions set forth in Exhibit A hereto, which is incorporated herein by reference.

10.          Termination of Employment

(a)                      Termination Due to Death

In the event of the Executive’s death during the term of his employment hereunder, the estate or other legal representative of the Executive shall be entitled to:

(i)                                                 continuation of the Executive’s annual base salary provided in Section 4 above through the last day of the month in which the Executive dies; and

(ii)                                              any rights and benefits available under any employee benefits plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the date of the Executive’s death.

(b)                     Termination Due to Disability

In the event the Executive’s employment by the Company is terminated because he is adjudged by the Compensation Committee to be disabled within the meaning of the Company’s long-term disability plan, the Executive shall be entitled to:

(i)                                     continuation of the annual base salary provided in Section 4 above through the last day of the month in which the Executive’s employment with the Company terminates due to disability; and

(ii)                                  any rights and benefits available under any employee benefits plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the date of the Executive’s termination of employment.

(c)       Termination Due to Retirement

The Executive may terminate his employment with the Company by retirement by giving written notice to the Company any time after he is at least 55 years old and has five or more years of service with the Company. In the event the Executive’s employment by the Company is terminated because of retirement, the Executive shall be entitled to:

(i)                                     continuation of the annual base salary provided in Section 4 above through the date the Executive’s employment with the Company terminates due to retirement; and

(ii)                                  any rights and benefits available under any employee benefits plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the date of the Executive’s termination of employment; and

(iii)                               in the discretion of the Compensation Committee of AGL’s Board of Directors (Compensation Committee approval is not required if Executive retires after age 60 with at least ten (10) years of service), any AGL restricted shares and stock options held by Executive upon retirement will continue to vest in accordance with the schedules set forth in the award grants, and stock options to purchase shares of AGL stock will be exercisable until the expiration of their original term. Such restricted stock and stock options will otherwise be subject to the provisions of the LTIP.

(d)       Termination by the Company for Cause

(i)                                     The employment of the Executive under this Agreement may be terminated by the Company for Cause (“Termination For Cause”). For purposes of this Agreement, “Cause” shall mean;

(A)                       conviction or admission of guilt by the Executive of a felony involving moral turpitude;

(B)                         violations of Section 11 or 12 of this Agreement; or

(C)                         the Executive, in carrying out his duties, has committed (1) a willful, serious, and continued failure to perform his duties, (2) willful and serious misconduct or (3) a willful and material breach of the Company Code of Conduct; provided, however, that any act, or failure to act, by the Executive shall not constitute Cause for purposes of this Section 10(d)(i)(C) if such act or failure to act, was committed, or omitted, by the Executive in good faith and in a manner he reasonably believed to be in the best interests of the Company.

(ii)                                  In the event of a Termination For Cause all grants under the LTIP, the Performance Retention Plan or other similar incentive plans to Executive, before or after the date of this agreement, shall terminate and be forfeited as of the date of the Termination For Cause and the Company shall have no further obligation to Executive with respect to such grants. The Executive shall be entitled only to:

(a)                           continuation of the annual base salary provided in Section 4 above through the date of the Termination For Cause; and

(b)                          any other rights and benefits, if any, available to employees terminated for cause under employee benefit plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices, as in effect on the date of his termination of employment.

(e)       Termination Without Cause

(i)                                     Anything in this Agreement to the contrary notwithstanding, the Executive’s employment may be terminated without Cause as provided in this Section 10(e) (“Termination Without Cause”). Termination Without Cause shall mean either (1) a termination by the Company of the Executive’s employment, (other than a Termination For Cause); or (2) a termination by the Executive due to a Good Reason Resignation. A Good Reason Resignation shall mean termination of employment that is voluntary on the part of the Executive but is due to: (i) a significant reduction of the Executive’s responsibilities, title or status resulting from a change in such title or status, or from the assignment to the Executive of any duties inconsistent with this agreement; or (ii) a reduction in the Executive’s salary, bonus potential, or a material reduction of benefits.

(ii)                                  In the event there is a Termination Without Cause, the Executive shall be entitled to the following:

(A)                       continuation of Executive’s then current annual base salary until the date which is twenty-four months after the last day of the month in which such termination occurs (“Payment Period”); provided, however, that payments pursuant to this Section 10(e) are subject to the provisions of Section 13 and further provided, that any payments made under any AGC or AGL severance plan will reduce by an equal amount any payments to be made hereunder as salary continuation;

(B)                         Base Bonus for the year of Termination Without Cause, subject to a pro rata reduction to reflect the portion of the performance period after the termination occurs, payable within 30 days of the Termination Without Cause, and a Base Bonus for each 12 month period of the Payment Period, payable within 5 days of the end of each such 12 month period. The Base Bonus shall equal the average of the Executive’s annual cash bonus for the three (3) years proceeding the year of Termination Without Cause.

(C)                         during the Payment Period continuation of coverage under the employee benefit plans of the Company in which the Executive was participating at the time of his termination of employment; provided, however, that (1) except as required by applicable law, any such continued coverage shall terminate upon the subsequent full-time employment of the Executive, and (2) if the Company is unable to continue such coverage, then they shall provide the Executive with economically equivalent employee benefits to the extent such benefits are reasonably available.

(D)                        Any awards of restricted Company stock and options to purchase ordinary shares of Company stock held by Executive will continue to vest and stock options shall be exercisable in accordance with the terms of the awards until the end of the Payment Period.

(ii)                                  At the discretion of the Compensation Committee, the present value of any amounts payable to the Executive pursuant to Section 10(e) may be paid to the Executive in a lump sum. The interest rate used in determining the present value shall be the interest rate on one-year United States Treasury Bills at the auction of such instruments nearest in time to the date of the Executive’s termination of employment under this Section 10(e). Any such lump sum payment by the Company to the Executive shall not affect the obligations of the Company to provide the other benefits described in Section 10(e).

(iii)                               The obligation of the Company to make or provide the payments and benefits set forth in this Section 10(e) shall be strictly conditioned on the Executive executing and returning to the Company a general release and waiver of all claims against the Company in the form as submitted by the Company.

(iv)                              During the Payment Period the Executive shall make a good faith effort to seek other employment consistent with Executive’s professional qualifications and experience in Executive’s most recent position with the Company. If Executive attains other employment during the Payment Period he shall promptly so notify the Company. As a condition of the Executive’s continuing benefits under this Section 10(e), the Company may require the Executive to certify, from time to time, that he has not been employed by a new employer. The Company shall reduce any amounts payable to Executive under this Section 10(e) by the amount of any income received by the Executive from the new employer, as reported on Executive’s W-2 or equivalent form, issued by the new employer with respect to the Payment Period. Executive shall cooperate fully with the Company in calculating the amount of any reduction, including providing the Company copies of pay stubs and W-2’s from the new employer.

(f)        Voluntary Termination by the Executive

The Executive may voluntarily terminate his employment with the Company at any time. Such termination shall constitute a voluntary termination and, in such event, the Executive shall be limited to the same rights and benefits as applicable to Termination For Cause.

(g)       Change in Control

(i)                                     The term Change in Control shall be as defined in the Company’s Long-Term Incentive Plan as of the date hereof. In the event of a Change in Control, all stock based awards in which the Executive is not yet vested shall become fully vested and stock options shall be exercisable for their original term. Following a Change of Control the Company may not reduce Executive’s eligibility for retiree health benefits or for 15 months following a Change of Control reduce the level of employer contributions to the Company’s retirement plans on behalf of the Executive below the rate in effect on December 31st of the year preceding the Change of Control; in each case such benefit may be provided through the Company’s non-qualified plans.

(ii)                                  If Executive is terminated by the Company for any reason following a Change of Control or the Executive resigns for any reason during the twelve month period beginning three (3) months following a Change in Control (“COC Termination”), Executive shall be entitled to the following:

(A)                       continuation of Executive’s then current annual base salary until the date which is thirty-six (36) months after the last day of the month in which the COC Termination occurs (“COC Payment Period”); provided, however, that payments pursuant to this Section 10(g) are subject to the provisions of Section 13 and provided, however, that any payments made under any AGC or AGL severance plan will reduce by an equal amount any payments to be made hereunder as salary continuation;

(B)                         COC Base Bonus for the year of termination, subject to a pro rata reduction to reflect the portion of the performance period after the termination occurs, payable within 30 days of the COC Termination, and a COC Base Bonus for each 12 month period of the COC Payment Period, payable within 5 days of the end of each such 12 month period. The COC Base Bonus shall equal 150% of the average of the Executive’s annual cash bonus for the three (3) years proceeding the year of COC Termination.

(C)                         the Company shall continue to make the same level of employer contributions to the Company’s retirement plans on behalf of the Executive with respect to salary continuation and bonus payments, as described in this Section 10(g), as in effect on December 31st of the year preceding the Change of Control; such contributions may be made to the Company’s non-qualified retirement plan.

(D)                        continuation of coverage under the employee benefit plans of the Company in which the Executive was participating at the time of his termination of employment during the COC Payment Period; provided, however, that if the Company is unable to continue such coverage, then they shall provide the Executive with economically equivalent employee benefits to the extent such benefits are reasonably available.

(iii)                               At the discretion of the Compensation Committee, the present value of any amounts payable to the Executive in accordance with this Section 10(g) may be paid to the Executive in a lump sum. The interest rate used in determining the present value shall be the interest rate on one-year United States Treasury Bills at the auction of such instruments nearest in time to the date of the Executive’s termination of employment under this Section 10(g). Any such lump sum payment by the Company to the Executive shall not affect the obligations of the Company to provide the other benefits described in Section 10(g).

(iv)                              The obligation of the Company to make or provide the payments and benefits set forth in this Section 10(g) shall be strictly conditioned on the Executive executing and returning to the Company a general release and waiver of all claims against the Company in the form as submitted by the Company.

(h)                             Resignation Upon Termination

At the time of termination of employment for any reason, the Executive agrees at the request of the Company to resign from any position he holds as a Director (or other similar position) of the Company and any Affiliates, unless other explicit arrangements are agreed upon between the Executive and the Company.

11.           Noncompetition

(a)                      During the term of the Executive’s employment and for the period of 12 months following the termination of Executive’s employment for any reason other than a Termination Without Cause, the Executive shall not, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, engage, within the United States, Bermuda, or the Cayman Islands, if such activities involve insurance or reinsurance of United States based entities or risks that are competitive with the financial guaranty insurance business then being conducted by the Company and which, during the period covered by the Executive’s employment, were conducted by the Company. The Company may not enforce this provision after termination of Executive’s employment unless the Company continues to pay Executive’s base salary during the 12 month period after Executive’s termination or resignation from employment for any reason.

(b)                     For the period of 12 months following the termination of Executive’s employment for any reason, the Executive shall not, directly or indirectly, hire or solicit to hire any employee or former employee of the Company or its affiliates nor encourage any employee of the Company or its affiliates to leave the employ of the Company or its affiliates

12.           Confidential Information

The Executive covenants that he shall not, without the prior written consent of the Chief Executive Officer use, or disclose to any person (other than an employee of either of the Company, or other person to whom disclosure is necessary to the performance by the Executive of his duties in the employ of the Company) any confidential or proprietary information about the Company or their business, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive). The foregoing covenants by the Executive shall be without limitation as to time and geographic applications.

13.                                 Remedy for Violation of Non-competition or Confidential
Information Provisions

Without intending to limit the remedies available to the Company for the breach of any of the Executive’s covenants in Sections 11 and 12, the Executive acknowledges and agrees that damages at law are an insufficient remedy for the Company and that, accordingly, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach, or otherwise specifically enforce, any or all of said covenants. Executive acknowledges that each of the covenants contained in Sections 11 and 12 is an essential element of this Agreement. If any covenant or term of Section 11 or 12 or any portion thereof of this Section 13, is determined to be invalid or unenforceable in any instance, such determination shall not prevent the reassertion thereof with respect of any other breach or violation. If, in any proceeding, a court (or other tribunal) refuses to enforce the covenants contained in Section 11 or 12 or this Section 13 because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Executive’s employment is Terminated Without Cause or by a COC Termination and the Court determines by a final, non-appealable order that the Executive has violated applicable provisions of Section 11 or 12 of this Agreement, then the Company shall be entitled to discontinue any payments or benefits that would otherwise be provided under Section 10 and the Executive shall forfeit his rights to the same.

14.           Withholding

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine they are required to withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in their sole discretion, accept other provision for payment of taxes as required by law, provided they are satisfied that all requirements of law affecting their responsibilities to withholding such taxes have been satisfied.

15.           Arbitration of All Disputes

Subject to the provisions of Section 15, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Hamilton in accordance with the law of Bermuda by three arbitrators appointed by the parties. If the parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Company and one by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Justice of the Supreme Court of Bermuda. The arbitration shall be conducted in accordance with the rules of the Bermuda Arbitration Act, 1986, as amended, except with respect to the selection of the arbitrators which shall be as provided in this Section 15. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and any expenses relating to the arbitration (other than the Parties’ own legal fees and expenses) shall be shared equally by the parties.

16.           Entire Agreement

This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supercedes and replaces all prior agreements, undertakings, discussions, negotiations, and undertakings, whether written or oral, between the Company and the Executive with respect thereto, including, but not limited to, the letter dated August 23, 2004 to Executive from Dominic Frederico.

17.           Assignability; Binding Nature

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than his rights to receive salary and bonuses hereunder which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that that assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company as contained in this Agreement, either contractually or as a matter of law.

18.           Amendment or Waiver

No provision in this Agreement may be amended or waived unless such amendment or waiver is (1) agreed to in writing, and (2) the agreement is signed by the Executive and by authorized officers of AGC and AGL. No waiver by any party hereto of any breach by any other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

19.           Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below to such changed address of which such party may subsequently by similar process give notice:

If to the Company:	Assured Guaranty Ltd.
30 Woodbourne Ave
Hamilton, Bermuda
Attention: General Counsel

If to the Executive:	Mr. Robert Bailenson
8 Halyard Court, Cold Spring Harbor
New York, 11724

20.           Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21.           Survivorship

The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22.           References

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative. All statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States of America.

23.           Governing-Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Bermuda, without reference to the principles of conflict of laws of any jurisdiction.

24.           Headings

The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25.           Counterparts

This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Assured Guaranty Ltd.

By:	/s/ Dominic J. Frederico
Dominic J. Frederico
Chief Executive Officer

Assured Guaranty Corp.

By:	/s/ Dominic J. Frederico
Dominic J. Frederico
Chief Executive Officer

Date:

/s/ Robert Bailenson
Robert Bailenson

Date:

EXHIBIT A
Gross-Up Provisions

(a)  Anything in this Agreement to the contrary notwithstanding, except for paragraph (b) below, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)  Notwithstanding the provisions of paragraph (a) above, if it shall be determined that the Executive would otherwise be entitled to the Gross-Up Payment, but the value of all Payments do not exceed 310% of the Executive’s “base amount,” within the meaning of Section 280G of the Code, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) shall be reduced so that the value of all Payments, in the aggregate, equals the Safe Harbor Amount. The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G of the Code. The Executive shall be entitled to select the order in which payments are to be reduced in accordance with the foregoing provisions of this paragraph (b). As a result of uncertainty in the application of Section 280G of the Code at the time of any initial determination by the Accounting Firm (as described in paragraph (c) below), it is possible that Payments will have been paid or distributed by the Company which should not be so paid or distributed (“Overpayment”) or that additional Payments which were not paid or distributed by the Company could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the amount due hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company promptly upon receiving notice of such Overpayment together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is nondeductible under Section 280G of the Code or which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(c)  Subject to the provisions of paragraph (d) below, all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, or whether a reduction in Payments is required under paragraph (b) above is required, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (a “Gross-Up Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (d) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(d)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this paragraph (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (d) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)  If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (d) above relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company. In the event there is a subsequent redetermination of the Executive’s income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him or her as a result of paying to the Company the amount of the initial tax benefit.